Exhibit 10.2

AMENDMENT NO. 5 TO RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 5 TO RECEIVABLES PURCHASE AGREEMENT, dated as of April 28, 2017 (this “Amendment”), is among:

(a) Ferrellgas Receivables, LLC, a Delaware limited liability company (“Seller”),

(b) Ferrellgas, L.P., a Delaware limited partnership (“Ferrellgas”), as initial Servicer (the initial Servicer together with Seller, the “Seller Parties” and each a “Seller Party”),

(c) Wells Fargo Bank, N.A., individually (“Wells” or a “Purchaser”),

(d) Fifth Third Bank, individually (“Fifth Third” or a “Purchaser”) and as a co-agent (a “Co-Agent”),

(e) SunTrust Bank, individually (“SunTrust” or a “Purchaser”) and as a co-agent (a “Co-Agent”), and

(f) Wells, as administrative agent for the Purchasers (hereinafter defined) (together with its successors and assigns, the “Administrative Agent” and, together with the Co-Agents, the “Agents”).

PRELIMINARY STATEMENTS

A. The Seller Parties, the Purchasers and the Agents are party to that certain Receivables Purchase Agreement dated as of January 19, 2012 (as amended or otherwise modified from time to time, the “Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Agreement).

B. The Seller Parties have requested that the Purchasers and the Agents agree to amend the Agreement as set forth in Section 1 below.

C. The Agents and the Purchasers are willing to agree to the requested amendments, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby further agree as follows:

Section 1. Amendments.

1.1. Section 9.1(m) of the Agreement is hereby amended and restated in its entirety to read as follows:

(m) Ferrellgas shall (i) for any fiscal quarter of Ferrellgas ending on or before April 30, 2018, permit the Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) as of the end of any fiscal quarter of Ferrellgas to be less than 1.75 to 1.00, or (ii) for any fiscal quarter of Ferrellgas ending thereafter, permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Ferrellgas to be less than 2.50 to 1.00.

1.2. Section 9.1(o) of the Agreement is hereby amended and restated in its entirety to read as follows:

(o) Ferrellgas shall (i) for any period of four consecutive fiscal quarters of Ferrellgas ending on or before April 30, 2018, permit the Consolidated Leverage Ratio (as defined in the Credit Agreement) as of the end of any period of four consecutive fiscal quarters of Ferrellgas to be greater than 7.75 to 1.00, or (ii) ) for any period of four consecutive fiscal quarters of Ferrellgas ending thereafter, permit the Consolidated Leverage Ratio as of the end of any period of four consecutive fiscal quarters of Ferrellgas to be greater than 5.50 to 1.00.

1.3. The following definitions in Exhibit I to the Agreement are hereby amended and restated in their entirety to read, respectively, as follows:

“Applicable Margin” means: For the period beginning on April 28, 2017 and ending on January 31, 2018, the applicable percentage set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Agents pursuant to Section 7.2(b):

Pricing Level	Consolidated Leverage Ratio	Applicable Margin

1	<5.00:1	1.35%

2	5.00:1 but < 5.50 to 1	1.45%

3	5.50:1 but < 6.00	1.65%

4	6.00 but < 7.00	1.80%

5	7.00	1.95%

; provided, however, that each of the foregoing percentages shall increase by 200 basis points at any time during which an Amortization Event exists and is continuing. Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio pursuant to the above, shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.2(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Purchasers, the maximum percentage set forth above shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

If, as a result of any restatement of or other adjustment to the financial statements of Ferrellgas or for any other reason, Ferrellgas or the Purchasers determine that (i) the Consolidated Leverage Ratio as calculated by Ferrellgas as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, Seller shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Purchasers, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Ferrellgas under the Bankruptcy Code of the United States, automatically and without further action by any Agent or any Purchaser), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of any of the Agents or the Purchasers under Article IX. Seller’s obligations under this paragraph shall survive until the date that is 365 days after the later to occur of (A) termination of the Aggregate Commitment and (B) repayment of all Aggregate Unpaids.

“Commingling Risk Reserve Percentage” means 7.50%, provided that if deemed necessary or advisable in the reasonable judgment of (a) the Administrative Agent or (b) Fifth Third and SunTrust, acting jointly, in either case, following (i) an adverse change in financial condition or circumstances of Seller and (ii) consultation with (which does not imply concurrence of) Seller, the Administrative Agent may (and shall if directed to do so by Fifth Third and SunTrust, acting jointly), increase this percentage to a higher percentage not to exceed 12.5%.

“Credit Agreement” means that certain Credit Agreement, dated as of November 2, 2009, by and among Ferrellgas, the General Partner, each lender from time to time party thereto and Bank of America, N.A. as administrative agent, as in effect on the date of this Agreement and as amended by Amendment No. 1 to Credit Agreement dated as of September 23, 2011, Amendment No. 2 to Credit Agreement dated as of October 21, 2013, Amendment No. 3 dated as of June 6, 2014, Amendment No. 4 dated as of May 29, 2015, Amendment No. 5 dated as of September 23, 2016, and Amendment No. 6 dated as of April 28, 2017, and as further amended, restated or otherwise modified from time to time with the consent of the Agents under this Agreement in their capacities as such unless otherwise expressly provided herein, regardless of whether the same remains in effect.

1.4. Schedule C to the Agreement are hereby amended and restated in its entirety to read as set forth in Annex I hereto.

Section 2. Representations and Warranties. Each Seller Party hereby represents and warrants to the Agents and the Purchasers, as to itself, as of the date hereof that:

2.1. The execution and delivery by such Seller Party of this Amendment, and the performance of its obligations under the Agreement as amended hereby, are within its organizational powers and authority and have been duly authorized by all necessary action on its part. This Amendment has been duly executed and delivered by such Seller Party.

2.2. After giving effect to this Amendment, each of such Seller Party’s representations and warranties set forth in Section 5.1 of the Agreement is true and correct in all material respects as of the date hereof (except for such representations and warranties that speak only as of an earlier date, in which case they are true and correct as of such date).

Section 3. Conditions Precedent. This Amendment shall become effective as of the date specified in the preamble hereto upon satisfaction of each of the following conditions precedent:

3.1. The Administrative Agent shall have received counterparts hereof duly executed by each of the Seller Parties, the Agents and the Purchasers.

3.2. The Administrative Agent shall have received counterparts of an amendment fee letter, dated as of the date hereof, duly executed by each of the Seller, the Agents and the Purchasers, together with payment in immediately available funds of the closing fees due and payable thereunder.

3.3. The Administrative Agent shall have received counterparts of Amendment No. 6 to the Credit Agreement, in form and substance reasonably satisfactory to the Agents and the Purchasers, duly executed by the required parties thereto, and all conditions precedent thereto (other than effectiveness of this Amendment) shall have been satisfied.

Section 4. Miscellaneous.

4.1. Except as expressly amended hereby, the Agreement remains unaltered and in full force and effect.

4.2. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

4.3. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST ANY AGENT OR ANY PURCHASER OR ANY AFFILIATE OF ANY AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT OR THE AGREEMENT AS AMENDED HEREBY SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

4.3. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT, THE AGREEMENT AS AMENDED HEREBY OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

4.4. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).

4.5. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Any executed counterpart of this Amendment that is delivered by facsimile or electronic mail message attaching a         .PDF or other image of such executed counterpart shall, to the fullest extent permitted by applicable law, have the same force and effect as an original of such executed counterpart.

4.6. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.7. The Seller agrees to pay all reasonable fees and disbursements of Barnes & Thornburg LLP in connection with the preparation of this Amendment within 30- days after the Seller has received an invoice therefor.

4.8. Release of Claims. To induce the Agents and the Purchasers to agree to the terms of this Amendment, each of the Seller Parties hereby (i) represents and warrants that as of the date of this Amendment there are no claims or offsets against or defenses or counterclaims to its obligations under the Transaction Documents, and waives any and all such claims, offsets, defenses, or counterclaims, whether known or unknown, arising prior to the date of this Amendment and (ii) releases and forever discharges the Seller Parties, together with their parents, subsidiaries, affiliates, employees, agents, attorneys, officers, and directors (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages, and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter accruing, for or because of any matter or things done, omitted, or suffered to be done by any of the Released Parties prior to and including the date hereof, and in any way directly or indirectly arising out of or in any way connected to the Transaction Documents, including but not limited to claims of usury (although no such claims are known to exist) (all of the foregoing hereinafter called the “Released Matters”). Each of the Seller Parties acknowledges that the agreements in this Section 4.8 are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters herein compromised and settled. Each of the Seller Parties understands, acknowledges, and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the provisions of such release. Each of the Seller Parties agrees that no fact, event, circumstance, evidence, or transaction that could now be asserted or that may hereafter be discovered shall affect in any manner the final, absolute, and unconditional nature of the release set forth above.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.

FERRELLGAS RECEIVABLES, LLC

By:	/s/ Alan C. Heitmann

Name:	Alan C. Heitmann
Title:	Executive Vice President and Chief Financial Officer

FERRELLGAS, L.P.

By: Ferrellgas, Inc., its General Partner

By:	/s/ Alan C. Heitmann

Name:	Alan C. Heitmann
Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, N.A.,
Individually as a Purchaser and as Administrative Agent

By:	/s/ Eero Maki

Name:	Eero Maki
Title:	Senior Vice President

SUNTRUST BANK,
Individually as a Purchaser and as a Co-Agent

By:	/s/ Janet R. Naifeh

Name:	Janet R. Naifeh
Title:	Senior Vice President

FIFTH THIRD BANK, individually as a Purchaser and as a Co-Agent

By:	/s/ Andrew D. Jones

Name:	Andrew D. Jones
Title:	Director

ANNEX I

SCHEDULE C
LIST OF ACCOUNTS WITH BALANCES THAT CAN BE CONCENTRATED ON A
WEEKLY BASIS IF DAILY BALANCES ARE UNDER $2,500

Date: September 23, 2016

Name on Account	Account No.	Bank